Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton President, CEO Star Buffet, Inc. (480) 425-0397

FOR IMMEDIATE RELEASE:  Wednesday, December 16, 2009

STAR BUFFET, INC. FILES FORM 10-Q
FOR THIRD QUARTER FY 2010

SCOTTSDALE, AZ – December 16, 2009 – Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its third quarter of fiscal 2010 ending November 2, 2009.  Star Buffet, Inc. had revenues of $15.6 million and a net loss of $(866,000), or $(0.27) per share on a diluted basis of 3,213,075 of shares outstanding for the twelve weeks ended November 2, 2009 and revenues of $63.3 million and net income of $74,000, or $0.02 per share on a diluted basis of 3,213,075 of shares outstanding for the forty weeks ended November 2, 2009.

About Star Buffet

Star Buffet is a multiconcept restaurant operator.  As of December 16, 2009, Star Buffet, through its subsidiaries, operates 18 Barnhill’s Buffet restaurants, seven franchised HomeTown Buffets, seven JB’s restaurants, five 4B’s restaurants, three K-BOB’S Steakhouses, three BuddyFreddys restaurants, two Whistle Junction restaurants, two Casa Bonita Mexican theme restaurants, one Western Sizzlin restaurant, one JJ North’s Grand Buffet, one Holiday House restaurant, one Pecos Diamond Steakhouse and one Bar-H Steakhouse.

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